                                                                    Exhibit 4(k)

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT
                      -----------------------------------


     THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT, dated as of September 15, 1999 (this "Amendment") amends that certain Rights Agreement dated as of January 13, 1992, as amended, (the "Rights Agreement"), between ICF Kaiser International, Inc., a Delaware corporation (the "Company"), and the Office of the Corporate Secretary of the Company (the "Rights Agent").


                                  WITNESSETH:


     WHEREAS, the Rights Agreement was approved and adopted by the Board of Directors of the Company on January 13, 1992;


     WHEREAS, on July 2, 1999, the Board of Directors of the Company approved and adopted Amendment No. 1 to the Rights Agreement; and


     WHEREAS, on September 15, 1999, the Board of Directors of the Company determined to further amend certain provisions of the Rights Agreement in a manner the Board of Directors deems necessary and desirable and which has been determined not to adversely effect the interests of the holders of the Rights Certificates (as defined in the Rights Agreement);


     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:


     1. The definition of "Permitted Offer" in Section 1(q) of the Rights Agreement is hereby amended to add the following new Subsection 1(q)(iii), ", and (iii) the acquisition (whether upon initial issuance or subsequent acquisition) of the Company's Series 5 Redeemable Convertible Preferred Stock and Common Stock, including the Common Stock issuable upon conversion of such preferred stock, issued in exchange for the Company's 12% Senior Subordinated Notes due 2003", after the phrase "all outstanding Common Stock" in Subsection 1(q)(ii) so that as amended, Section 1(q) of the Rights Agreement shall be in its entirety as follows:


          (q) "Permitted Offer" shall mean (i) a tender or exchange offer which is for all outstanding Common Stock at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by at least a majority of the members of the Board of Directors who are not officers or employees of the Company and who are not Acquiring Persons or Affiliates, Associates, nominees or representatives of an Acquiring Person, to be adequate (taking into account all factors that such directors deem relevant including, without limitation, prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and otherwise in the best interests of the Company and its stockholders (other than the Person or any Affiliate or Associate thereof on whose basis the offer is being made) taking into account all factors that such directors may deem relevant, (ii) following July 31, 2000, a cash tender offer which is for all outstanding Common Stock, and (iii) the acquisition (whether upon initial issuance or subsequent acquisition) of the Company's Series 5 Redeemable Convertible Preferred Stock and Common Stock, including the Common Stock issuable upon conversion of such preferred stock, issued in exchange for the Company's 12% Senior Subordinated Notes due 2003.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.



Attest:                             ICF KAISER INTERNATIONAL, INC.



By:  /s/ Sandra D. Little           By: /s/ James J. Maiwurm
     -------------------------          ---------------------------------------
   Name: Sandra D. Little              Name:  James J. Maiwurm
         ---------------------                ---------------------------------
   Title: Assistant Secretary          Title: President and Chief Executive
         ---------------------                ---------------------------------
                                              Officer
                                              -------



Attest:                             OFFICE OF THE CORPORATE SECRETARY
                                    ICF KAISER INTERNATIONAL, INC.



By: /s/ Sandra D. Little            By: /s/ Shaun M. Martin
    --------------------------          ---------------------------------------
    Name: Sandra D. Little             Name: Shaun M. Martin
          --------------------               ----------------------------------
    Title: Assistant Secretary         Title: Treasurer and Corporate Secretary
           -------------------                ---------------------------------

                                       2